One Stop Systems Reports Q2 2024 Results

Q2 2024 revenues of $13.2 million, sequential increase and in line with plan

OSS segment orders of $7.5 million,

outpacing quarterly revenue for the second consecutive quarter

Management expects continued sequential growth with consolidated Q3 2024 revenue of $13.3 million, and OSS segment revenue expected to increase 15% year-over-year to $6.3 million

ESCONDIDO, Calif. – August 8, 2024 – – One Stop Systems, Inc. ("OSS" or the "Company") (Nasdaq: OSS), a leader in rugged Enterprise Class compute for artificial intelligence (AI), machine learning (ML) and sensor processing at the edge, reported results for the second quarter ended June 30, 2024. Second quarter and six-month comparisons are to the same year-ago periods unless otherwise noted.

“Our second-quarter performance demonstrates the successful execution of our plan, as consolidated revenue increased sequentially to $13.2 million, OSS segment orders outpaced quarterly revenue for the second consecutive quarter, and we expanded customer-funded development revenue. The sequential increase in customer-funded development revenue is an important indicator of future growth, as this establishes OSS as an incumbent on future multiyear contracts. In addition, after backing out the contribution a former media customer had on revenue in the second quarter of 2023, revenue at our OSS segment grew by 8.3% year-over-year, another positive indicator for accelerating revenue momentum,” stated OSS President and CEO, Mike Knowles.

“I am encouraged that our transformational strategies are tracking to plan. As a result, we expect continued sequential revenue growth in the third quarter, led by an expected 15% year-over-year increase in OSS segment revenue. In addition, based on our current pipeline we believe we are well positioned for continued growth in the 2024 fourth quarter,” concluded Mr. Knowles.

2024 Second-Quarter Financial Summary

Consolidated revenue was $13.2 million, compared to $17.2 million. The 23.3% year-over-year reduction in revenue was primarily a result of approximately $3.2 million related to a former media customer and a $1.3 million decline in Bressner revenue associated with slower economic activity in Europe. Lower second-quarter revenue was partially offset by new customer-funded development orders, and revenue growth to new and existing customers, aligned directly with our strategic focus and plan.

The following table sets forth net revenue by product category for the three months ended June 30, 2024, and June 30, 2023, by segment:

	Three Months Ended
Entity:	June 30, 2024	% of Net Revenue	June 30, 2023	% of Net Revenue	% Change
OSS	$ 5,522,034	41.8%	$ 8,278,096	48.1%	-33.3%
Bressner	7,679,296	58.2%	8,933,436	51.9%	-14.0%
Total net revenue	$ 13,201,330	100.0%	$ 17,211,532	100.0%	-23.3%

Gross margin percentage was 25.2%, as compared to 27.9% in the same year-ago quarter. OSS segment gross margin was 24.9%, a reduction of 4.3 percentage points from the same period a year ago, primarily due to production facility underutilization and additional inventory reserves. Bressner gross margin declined 1.2 percentage points to 25.5%, primarily due lower revenues resulting from European market softness.

Total operating expenses decreased 31.9% to $5.6 million. This decrease was predominantly attributable to a $2.7 million impairment of goodwill that occurred in the second quarter of 2023, the elimination of costs associated with organizational restructuring and outside professional services, partially offset by planned marketing and program management investments made during the quarter.

OSS reported a net loss of $2.3 million, or $0.11 per share, as compared to a net loss of $2.4 million, or $0.12 per share, in the prior year. The Company reported a non-GAAP net loss of $1.8 million, or $0.09 per share, compared to a non-GAAP net loss of $84,000, or $0.00 per diluted share.

Adjusted EBITDA, a non-GAAP metric, was a loss of $1.3 million, compared to adjusted EBITDA of $520,000 in the prior year second quarter.

As of June 30, 2024, OSS reported cash and short-term investments of $11.8 million and total working capital of $32.6 million, compared to cash and short-term investments of $11.8 million and total working capital of $35.6 million at December 31, 2023.

2024 First-Half Financial Summary

Consolidated revenue was $25.9 million, compared to $34.0 million for the same period last year. The 23.9% year-over-year reduction in revenue was primarily a result of approximately $4.7 million related to a former media customer, and a delay in timing of a defense contract that was partially offset by an expansion from an existing aerospace customer, representing a net $1.1 million shortfall. In addition, a $2.3 million decline in Bressner revenue associated with slower economic activity in Europe contributed to the year-over-year reduction in consolidated revenue.

The following table sets forth net revenue by product category for the six months ended June 30, 2024, and June 30, 2023, by segment:

	Six Months Ended
Entity:	June 30, 2024	% of Net Revenue	June 30, 2023	% of Net Revenue	% Change
OSS	$ 11,055,906	42.8%	$ 16,908,682	49.7%	-34.6%
Bressner	14,797,210	57.2%	17,084,744	50.3%	-13.4%
Total net revenue	$ 25,853,116	100.0%	$ 33,993,426	100.0%	-23.9%

Gross margin percentage was 27.3%, as compared to 29.0% in the same year-ago quarter. OSS segment gross margin was 29.6%, a reduction of 3.2 percentage points from the same period a year ago. Bressner gross margin increased 0.3 percentage points to 25.6%.

Total operating expenses decreased 21.6% to $10.6 million. This decrease was predominantly attributable to a $2.7 million impairment of goodwill that occurred in the second quarter of 2023, the elimination of costs associated with organizational restructuring and outside professional services, partially offset by planned program management investments.

OSS reported a net loss of $3.7 million, or $0.18 per share, as compared to a net loss of $2.8 million, or $0.14 per share, in the prior year. The Company reported a non-GAAP net loss of $2.7 million, or $0.13 per share, compared to non-GAAP net income of $6,000, or $0.00 per diluted share.

Adjusted EBITDA, a non-GAAP metric, was a loss of $1.8 million, a decrease from adjusted EBITDA of $1.2 million in the prior year.

Outlook

OSS anticipates consolidated revenue of approximately $13.3 million in the third quarter of 2024, which accounts for approximately $1.6 million of orders that were pushed to the fourth quarter. The Company’s revenue guidance for the third quarter of 2024 also includes expected OSS segment revenue of $6.3 million, representing 15% year-over-year growth in the OSS segment, partially offset by lower Bressner revenue due to continued softness in the Company’s European markets.

While uncertain economic conditions and softness in Europe may negatively impact the Company’s consolidated second-half performance, management believes the Company’s leading Enterprise Class compute solutions, strong balance sheet, and committed team are well positioned to take advantage of positive fundamentals across its global markets and create long-term value for the Company’s shareholders.

Conference Call

OSS will hold a conference call to discuss its results for the second quarter of 2024 followed by a question-and-answer period.

Date: Thursday, August 8, 2024

Time: 5:00 p.m. ET (2:00 p.m. PT)

Toll-free dial-in: 1-800-717-1738

International dial-in: 1-646-307-1865

Conference ID: 29484 (required for entry)
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1672517&tp_key=fda66a9cb4

A replay of the call will be available after 8:00 p.m. ET on August 8, 2024, through August 22, 2024.

Toll-free replay: 1-844-512-2921

International replay: 1-412-317-6671

Passcode: 1129484

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI enabled solutions for the demanding ‘edge’. OSS designs and manufactures Enterprise Class compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI enabled solutions require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Non-GAAP Financial Measures

We believe that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, we believe that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Our adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(2,344,545)	$(2,399,496)	$(3,684,167)	$(2,800,008)
Depreciation	273,731	254,447	563,278	510,912
Amortization of right-of-use assets	106,633	48,824	206,771	167,354
Stock-based compensation expense	557,198	898,008	965,938	1,372,217
Interest expense	19,103	23,939	54,445	56,644
Interest income	(118,619)	(104,785)	(260,344)	(215,051)
Impairment of goodwill	-	2,700,000	-	2,700,000
Employee retention credit (ERC)	-	(1,298,241)	-	(1,298,241)
Provision for income taxes	211,027	396,863	402,296	658,365
Adjusted EBITDA	$(1,295,472)	$519,559	$(1,751,783)	$1,152,192

Adjusted EPS excludes the impact of certain items, and therefore, has not been calculated in accordance with GAAP. We believe that exclusion of certain selected items assists in providing a more complete understanding of our underlying results and trends and allows for comparability with our peer company index and industry. We use this measure along with the corresponding GAAP financial measures to manage our business and to evaluate our performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(2,344,545)	$(2,399,496)	$(3,684,167)	$(2,800,008)
Amortization of intangibles	-	15,808	-	31,616
Impairment of goodwill	-	2,700,000	-	2,700,000
Employee retention credit (ERC)	-	(1,298,241)	-	(1,298,241)
Stock-based compensation expense	557,198	898,008	965,938	1,372,217
Non-GAAP net (loss) income	$(1,787,347)	$(83,921)	$(2,718,229)	$5,584
Non-GAAP net (loss) income per share:
Basic	$(0.09)	$(0.00)	$(0.13)	$0.00
Diluted	$(0.09)	$(0.00)	$(0.13)	$0.00
Weighted average common shares outstanding:
Basic	20,931,798	20,397,741	20,820,516	20,325,029
Diluted	20,931,798	20,397,741	20,820,516	20,841,127

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:
Robert Kalebaugh
One Stop Systems, Inc.
Tel (858) 518-6154

Email contact

Investor Relations:

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	June 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$6,751,771	$4,048,948
Short-term investments	5,019,230	7,771,820
Accounts receivable, net	8,427,383	8,318,247
Inventories, net	20,147,118	21,694,748
Prepaid expenses and other current assets	1,474,671	611,066
Total current assets	41,820,173	42,444,829
Property and equipment, net	1,999,587	2,370,224
Operating lease right-of use assets	1,709,255	1,922,784
Deposits and other	38,093	38,093
Deferred tax asset, net	351,517	-
Goodwill	1,489,722	1,489,722
Total Assets	$47,408,347	$48,265,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,856,007	$1,201,781
Accrued expenses and other liabilities	4,881,289	3,202,519
Current portion of operating lease obligation	370,262	390,926
Current portion of notes payable	1,139,141	2,077,895
Total current liabilities	9,246,699	6,873,121
Deferred tax liability, net	-	44,673
Operating lease obligation, net of current portion	1,615,738	1,765,536
Total liabilities	10,862,437	8,683,330
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 20,997,383 and 20,661,341 shares issued and outstanding, respectively	2,099	2,066
Additional paid-in capital	48,159,630	47,323,673
Accumulated other comprehensive income	487,075	675,310
Accumulated deficit	(12,102,894)	(8,418,727)
Total stockholders’ equity	36,545,910	39,582,322
Total Liabilities and Stockholders' Equity	$47,408,347	$48,265,652

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Product	$11,753,124	$16,824,119	$24,040,170	$33,212,803
Customer funded development	1,448,206	387,413	1,812,946	780,623
	13,201,330	17,211,532	25,853,116	33,993,426
Cost of revenue:
Product	8,703,324	12,187,366	17,522,080	23,603,905
Customer funded development	1,164,743	226,228	1,274,480	520,821
	9,868,067	12,413,594	18,796,560	24,124,726
Gross profit	3,333,263	4,797,938	7,056,556	9,868,700
Operating expenses:
General and administrative	2,407,398	3,072,880	4,501,715	5,357,981
Impairment of goodwill	-	2,700,000	-	2,700,000
Marketing and selling	2,255,128	1,483,965	4,175,241	3,270,646
Research and development	925,602	954,650	1,896,479	2,149,978
Total operating expenses	5,588,128	8,211,495	10,573,435	13,478,605
Loss from operations	(2,254,865)	(3,413,557)	(3,516,879)	(3,609,905)
Other income (expense), net:
Interest income	118,619	104,785	260,344	215,051
Interest expense	(19,103)	(23,939)	(54,445)	(56,644)
Employee retention credit (ERC)	-	1,298,241	-	1,298,241
Other income (expense), net	21,831	31,837	29,109	11,614
Total other income, net	121,347	1,410,924	235,008	1,468,262
Loss before income taxes	(2,133,518)	(2,002,633)	(3,281,871)	(2,141,643)
Provision for income taxes	211,027	396,863	402,296	658,365
Net loss	$(2,344,545)	$(2,399,496)	$(3,684,167)	$(2,800,008)

Net loss per share:
Basic	$(0.11)	$(0.12)	$(0.18)	$(0.14)
Diluted	$(0.11)	$(0.12)	$(0.18)	$(0.14)

Weighted average common shares outstanding:
Basic	20,931,798	20,397,741	20,820,516	20,325,029
Diluted	20,931,798	20,397,741	20,820,516	20,325,029

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(3,684,167)	$(2,800,008)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(187,845)	-
Loss (gain) on disposal of property and equipment	354	(69,916)
Provision for bad debt	-	38,653
Impairment of goodwill	-	2,700,000
Warranty reserves	(30,000)	(8,216)
Amortization of intangibles	-	31,616
Depreciation	563,278	510,912
Amortization of right-of-use assets	206,771	167,354
Inventory reserves	744,845	386,998
Stock-based compensation expense	965,938	1,372,217
Employee retention credit	-	(1,298,241)
Changes in operating assets and liabilities:
Accounts receivable	(220,525)	2,526,139
Inventories	541,323	(918,495)
Prepaid expenses and other current assets	(867,319)	(711,567)
Accounts payable	1,683,944	(1,806,057)
Accrued expenses and other liabilities	1,673,804	2,133,706
Operating lease liabilities	(163,659)	(206,161)
Net cash provided by operating activities	1,226,742	2,048,934

Cash flows from investing activities:
Redemption of short-term investment grade securities	2,745,180	802,945
Purchases of property and equipment, including capitalization of labor costs for test equipment and ERP	(204,094)	(299,891)
Net cash provided by investing activities	2,541,086	503,054

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	219,348	51,049
Payment of payroll taxes on net issuance of employee stock options	(349,296)	(532,600)
Repayments on notes payable	(884,892)	(403,115)
Employee retention credit benefit	-	1,298,241
Net cash (used in) provided by financing activities	(1,014,840)	413,575

Net change in cash and cash equivalents	2,752,988	2,965,563
Effect of exchange rates on cash	(50,165)	22,558
Cash and cash equivalents, beginning of period	4,048,948	3,112,196
Cash and cash equivalents, end of period	$6,751,771	$6,100,317